SUBADMINISTRATION SERVICES AGREEMENT

AGREEMENT made as of November 5, 2012, by and between Atlantic Fund Administration, LLC, a Delaware limited liability company, with its principal office and place of business at Three Canal Plaza, Portland, Maine 04101 (“Atlantic”) and The Bank of New York Mellon, a New York banking organization (“BNYM”).

W I T N E S S E T H:

WHEREAS, Atlantic serves as the administrator of Forum ETF Trust (the “Fund”), an investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), pursuant to a Services Agreement dated September 20, 2012; and

WHEREAS, Atlantic desires to retain BNYM to provide, with respect to the separate portfolios of the Fund identified on Schedule A hereto (each, a “Series”) the services described herein, and BNYM is willing to provide such services, all as more fully set forth below;

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties hereby agree as follows:

1. Appointment.

Atlantic hereby appoints BNYM as its agent for the term of this Agreement to perform the services described herein.  BNYM hereby accepts such appointment and agrees to perform the duties hereinafter set forth.

2. Representations and Warranties.

(a) Atlantic hereby represents and warrants to BNYM, which representations and warranties shall be deemed to be continuing, that:

(i) This Agreement has been duly authorized, executed and delivered by the Atlantic in accordance with all requisite action and constitutes a valid and legally binding obligation of Atlantic, enforceable in accordance with its terms;

(ii) It is conducting its business in compliance with all applicable laws and regulations, both state and federal, and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted; there is no statute, regulation, rule, order or judgment binding on it and no provision of its certificate of trust or trust instrument, nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property which would prohibit its execution or performance of this Agreement;

(iii) It has entered into a Services Agreement dated September 20, 2012 with the Fund under which it is obligated to perform various services, including those substantially similar to those described herein.

(iv) To the extent the performance of any services performed or to be performed by BNYM in accordance with the then effective Prospectus (as hereinafter defined)

for the applicable Series would violate any applicable laws or regulations, Atlantic shall immediately so notify BNYM in writing and thereafter shall either furnish BNYM with the appropriate values of securities, net asset value or other computation, as the case may be, or, subject to the prior approval of BNYM, instruct BNYM in writing to value securities and/or compute net asset value or other computations in a manner Atlantic specifies in writing, and either the furnishing of such values or the giving of such instructions shall constitute a representation by Atlantic that the same is consistent with all applicable laws and regulations and with the applicable Series’ Prospectus; and

(v) It has implemented and is acting in accordance with, and has obtained a representation from the Fund that the Fund has implemented and is acting in accordance with, procedures reasonably designed to ensure that the Fund will disseminate to all market participants, other than Authorized Participants (as defined in its Prospectus), each calculation of net asset value provided by BNYM hereunder to Authorized Participants at substantially the same time BNYM provides such calculation to Authorized Participants.

(b) BNYM hereby represents and warrants to Atlantic, which representations and warranties shall be deemed to be continuing, that:

(i) This Agreement has been duly authorized, executed and delivered by the BNYM in accordance with all requisite action and constitutes a valid and legally binding obligation of BNYM, enforceable in accordance with its terms;

(ii) It has obtained all regulatory licenses, approvals and consents necessary to provide the services to Atlantic and has access to the necessary facilities, equipment, and personnel to perform its duties and obligations hereunder; and

(iii) It has established and maintains commercially reasonable procedures for safekeeping of all Fund records maintained by BNYM pursuant to this Agreement and it has developed and implemented commercially reasonable business continuity and disaster recovery policies, procedures and facilities.

3. Delivery of Documents.

(a) Atlantic will promptly deliver to BNYM true and correct copies of each of the following documents as currently in effect and will promptly deliver to it all future amendments and supplements thereto, if any:

(i) The Fund’s certificate of trust or other organizational document and all amendments thereto (the “Charter”);

(ii) The Fund’s trust instrument and bylaws, if any (collectively, the “Trust Instrument”);

(iii) Resolutions of the Fund’s board of trustees or other governing body (the “Board”) authorizing the execution, delivery and performance of this Agreement by the Fund;

(iv) The Fund’s registration statement most recently filed with the Securities and Exchange Commission (the “SEC”) relating to the shares of the Fund (the “Registration Statement”);

(v) The Fund’s Notification of Registration under the 1940 Act on Form N-8A filed with the SEC;

(vi) The Fund’s Prospectus and Statement of Additional Information pertaining to each Series (collectively, the “Prospectus”); and

(vii)           A copy of any and all SEC exemptive orders issued to the Fund, or to Atlantic or an affiliate of Atlantic that relates to the operations of the Fund.

(b) Each copy of the Charter shall be certified by the Secretary of State (or other appropriate official) of the state of organization, and if the Charter is required by law also to be filed with a county or other officer or official body, a certificate of such filing shall be filed with a certified copy submitted to BNYM.  Each copy of the Trust Instrument, Registration Statement and Prospectus, and all amendments thereto, and copies of Board resolutions, shall be certified by the Secretary or an Assistant Secretary of the Fund.

(c) It shall be the sole responsibility of Atlantic to deliver to BNYM the currently effective Prospectus and BNYM shall not be deemed to have notice of any information contained in such Prospectus until it is actually received by BNYM.

4. Duties and Obligations of BNYM.

(a) Subject to the direction and control of Atlantic and the provisions of this Agreement, BNYM shall provide to the Fund, with respect to each Series, the subadministration and valuation and computation services listed herein.

(b) In performing hereunder, BNYM shall provide, at its expense, office space, facilities, equipment and personnel.

(c) BNYM shall not provide any services relating to the management, investment advisory or sub-advisory functions of any Fund, distribution of shares of the Fund, maintenance of the Fund’s financial records (other than in accordance with Section 5 with respect to those listed in Schedule C, if any) or any other services other than those listed herein or otherwise agreed to be performed by BNYM.

(d) Upon receipt of Atlantic’s prior written consent (which shall not be unreasonably withheld), BNYM may delegate any of its duties and obligations hereunder to any delegee or agent whenever and on such terms and conditions as it deems necessary or appropriate; provided, however, that no such delegation shall discharge BNYM from its obligations to provide or secure the provision of services hereunder.  Notwithstanding the foregoing, Atlantic consent shall not be required for any such delegation to any other subsidiary of The Bank of New York Mellon Corporation and BNYM shall remain liable for the acts or omissions of such affiliate as if performed directly by BNYM as contemplated hereunder.  Notwithstanding any such delegation with consent, BNYM shall not be liable hereunder for any loss or damage arising out of, or in connection with, the actions or omissions to act of any delegee or agent utilized hereunder so long as BNYM acts in good faith and without negligence, wilful misconduct or reckless disregard of its duties hereunder in the selection of such delegee or agent.

(e) Atlantic shall cause its officers and use commercially reasonable efforts to cause the Fund’s officers, investment adviser, sponsor, distributor, legal counsel, independent accountants, transfer agent, and any other service provider to cooperate with BNYM and to provide BNYM, upon request, with such information, documents and advice relating to the Fund as is within the possession or knowledge of such persons, and which in the reasonable opinion of BNYM, is necessary in order to enable it to perform its duties hereunder.  BNYM shall not be responsible for, under any duty to inquire into, or be deemed to make any assurances with respect to the accuracy, validity or propriety of any information, documents or advice provided to BNYM by any of the aforementioned persons.  BNYM shall not be liable for any loss, damage or expense resulting from or arising out of the failure of Atlantic or the Fund to cause any information, documents or advice to be provided to BNYM as provided herein and shall be held harmless by Atlantic when acting in reliance upon such information, documents or advice relating to the Fund.  All fees or costs charged by such persons shall not be borne by BNYM.  In the event that any services performed by BNYM hereunder rely, in whole or in part, upon information obtained from a third party service utilized or subscribed to by BNYM which BNYM in its reasonable judgment deems reliable, BNYM shall not have any responsibility or liability for, under any duty to inquire into, or deemed to make any assurances with respect to, the accuracy or completeness of such information.

(f) Nothing in this Agreement shall limit or restrict BNYM, any affiliate of BNYM or any officer or employee thereof from acting for or with any third parties, and providing services similar or identical to same or all of the services provided hereunder.

(g) Subject to the provisions of this Agreement, BNYM shall compute the net asset value per share of each Series and shall value the assets and liabilities held by each Series at such times and dates and in the manner specified in the then currently effective Prospectus of the applicable Series in accordance with the Trust's valuation procedures actually provided to BNYM, except that notwithstanding any language in the Prospectus, in no event shall BNYM be required to determine, or have any obligations with respect to, whether a market price represents any fair or true value, nor to adjust any price to reflect any events or announcements, including, without limitation, those with respect to the issuer thereof, it being agreed that all such determinations and considerations shall be solely the responsibility of the Fund.  BNYM shall provide a report of such net asset value to Atlantic and Authorized Participants at the respective times set forth in Schedule C.  To the extent valuation of securities or computation of a net asset value as specified in a Series’ then currently effective Prospectus and the Trust's valuation procedures actually provided to BNYM is at any time inconsistent with any applicable laws or regulations, Atlantic shall immediately so notify BNYM in writing and thereafter shall either furnish BNYM at all appropriate times with the values of such securities and the Series’ net asset value, or subject to the prior approval of BNYM, instruct BNYM in writing to value securities and compute net asset value in a manner which Atlantic then represents in writing to be consistent with all applicable laws and regulations.  Atlantic may also from time to time, subject to the prior approval of BNYM, instruct BNYM in writing to compute the value of the securities or net asset value in a manner other than as specified in this paragraph.  By giving such instruction, Atlantic shall be deemed to have represented that such instruction is consistent with all applicable laws and regulations and the then currently effective Prospectus of the applicable

Series and the Trust's valuation procedures.  The Fund shall have sole responsibility for determining the method of valuation of securities and the method of computing net asset value.

(h) BNYM shall (i) prepare workpapers supporting the preparation of federal, state and local income and excise tax returns for each Series for review and approval by each Series’ independent auditors, prepare federal, state, and local income tax returns in coordination with each Series’ independent accountants and prepare and file tax extensions; (ii) calculate required Internal Revenue Code of 1986, as amended (“IRC”), Subchapter M and excise tax distributions; (iii) .perform ongoing wash sales review (i.e., purchases and sales of Series investments within 30 days of each other); (iv) prepare year-end shareholder tax information and complete calendar year-end ICI primary and secondary layouts concerning the characterization of distributions and distribute the applicable reports to the market; (v) prepare tax workpapers documenting book-to-tax differences, including wash sale deferrals, reversals and reclasses, post-October analysis for capital gain/loss and currency gain/loss, IRC Section 1256 adjustments, analysis for investments in PFICs so identified by Atlantic and market discount reclass analysis with respect to municipal securities and (vi) prepare Form 1099s with respect to the Fund’s trustees and file such forms upon the approval of the Fund’s Treasurer.

(i) Atlantic shall furnish BNYM with any and all instructions, explanations, information, specifications and documentation deemed reasonably necessary by BNYM in the performance of its duties hereunder, including, without limitation, the amounts or written formula for calculating the amounts and times of accrual of Fund liabilities and expenses.  BNYM shall not be required to include as Fund liabilities and expenses, nor as a reduction of net asset value, any accrual for any federal, state, or foreign income taxes unless Atlantic shall have specified to BNYM the precise amount of the same to be included in liabilities and expenses or used to reduce net asset value.  Atlantic shall also furnish BNYM with bid, offer, or market values of securities if BNYM notifies Atlantic that same are not available to BNYM from a security pricing or similar service utilized, or subscribed to, by BNYM which BNYM in its reasonable judgment deems reliable at the time such information is required for calculations hereunder.  At any time and from time to time, Atlantic also may furnish BNYM with bid, offer, or market values of securities and instruct BNYM to use such information in its calculations hereunder.  BNYM shall at no time be required or obligated to commence or maintain any utilization of, or subscriptions to, any particular securities pricing or similar service.

(j) BNYM may apply to Atlantic for written instructions with respect to any matter arising in connection with BNYM’s performance hereunder with respect to a Series, and BNYM shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with such instructions.  Such application for instructions may, at the option of BNY, set forth in writing any action proposed to be taken or omitted to be taken by BNYM with respect to its duties or obligations under this Agreement and the date on and/or after which such action shall be taken, and BNYM shall not be liable for any action taken or omitted to be taken in accordance with a proposal included in any such application on or after the date specified therein unless, prior to taking or omitting to take any such action, BNYM has received written instructions in response to such application specifying the action to be taken or omitted.

(k) BNYM may consult with its own external counsel or, at the Fund’s expense with approval by Atlantic, with counsel to the Fund or applicable Series, and shall be fully protected with respect to anything done or omitted by it in good faith in accordance with the advice or opinion of such counsel.

(l) Notwithstanding any other provision contained in this Agreement, BNYM shall have no duty or obligation to determine, or advise or notify any Fund of: (i) the taxable nature of any distribution or amount received or deemed received by, or payable to, a Series, (ii) the taxable nature or effect on a Series or its shareholders of any corporate actions, class actions, tax reclaims, tax refunds or similar events, (iii) the taxable nature or taxable amount of any distribution or dividend paid, payable or deemed paid, by a Series to its shareholders; or (iv) the effect under any federal, state, or foreign income tax laws of a Series making or not making any distribution or dividend payment, or any election with respect thereto.

(m) BNYM shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement.

(n) BNYM, in performing the services required of it under the terms of this Agreement, shall be entitled to rely fully on the accuracy and validity of any and all instructions, explanations, information, specifications  and documentation furnished to it by Atlantic and shall have no duty or obligation to review the accuracy, validity or propriety of such instructions, explanations, information, specifications or documentation, including, without limitation, evaluations of securities; the amounts or formula for calculating the amounts and times of accrual of Series’ liabilities and expenses; the amounts receivable and the amounts payable on the sale or purchase of securities; and amounts receivable or amounts payable for the sale or redemption of shares effected by or on behalf of a Series.  In the event  BNYM’s computations hereunder rely, in whole or in part, upon information, including, without limitation, bid, offer or market values of securities or other assets, or accruals of interest or earnings thereon, from a pricing or similar service utilized, or subscribed to, by BNYM which BNYM in its judgment deems reliable, BNYM shall not be responsible for, under any duty to inquire into, or deemed to make any assurances with respect to, the accuracy or completeness of such information.  Without limiting the generality of the foregoing, BNYM shall not be required to inquire into any valuation of securities or other assets by a Series or any third party described in this paragraph (m), other than compliance with the Valuation Policies of the Fund, even though BNYM in performing services similar to the services provided pursuant to this Agreement for others may receive different valuations of the same or different securities of the same issuers.

(o) BNYM, in performing the services required of it under the terms of this Agreement, shall not be responsible for determining whether any interest accruable to a Fund is or will be actually paid, but will accrue such interest until otherwise instructed by Atlantic.

(p) BNYM shall not be responsible for delays or errors which occur by reason of circumstances beyond its control in the performance of its duties under this Agreement, including, without limitation, labor difficulties within or without BNYM, mechanical breakdowns, flood or catastrophe, acts of God, failures of transportation, interruptions, loss, or malfunctions of utilities, communications or computer (hardware or software) services.  Nor shall BNYM be responsible for delays or failures to supply the information or services specified in this Agreement where such delays or failures are caused by the failure of any person(s) other than BNYM (including any BNYM delegate other than a BNYM affiliate) to supply any instructions, explanations, information, specifications or documentation deemed necessary by BNYM in the performance of its duties under this Agreement.  Upon the occurrence of any such delay or failure, BNYM shall use commercially reasonable efforts to resume performance as soon as practicable under the circumstances. BNYM shall provide standard information reporting based on data maintained by BNYM as reasonably requested by the Fund’s chief compliance officer.

5. Recordkeeping; Confidentiality.

(a) BNYM shall prepare and maintain the books and records detailed in the Schedule C and such other records as are agreed from time to time in writing by BNYM and Atlantic (the “Fund Records”).  The books and records maintained by BNYM shall be prepared, maintained and preserved by BNYM in such form, for such periods and in such locations as may be required law applicable to BNYM and Section 31 of the 1940 Act as applicable to the Fund.  The Trust Records in BNYM’s possession shall be the property of the Trust.

(b) Subject to BNYM’s then-current, reasonable confidentiality, security and data protection procedures, Atlantic and its authorized representatives and any governmental authority with jurisdiction over the Fund shall have reasonable access to the Fund Records at all times during BNYM’s normal business hours.  Upon the reasonable advance request of the Atlantic or the Fund’s chief compliance officer, copies of Fund Records shall be provided by BNYM to Atlantic (or the Fund), provided that Atlantic shall pay BNYM’s reasonable costs of copying the Fund Records.

(c) If BNYM receives a request or demand from a third party, including a governmental authority with jurisdiction over the Fund, to inspect any Fund Records, BNYM will endeavor, to the extent permitted to do so, to notify Atlantic and to secure instructions from Atlantic about such inspection.  BNYM shall abide by such instructions for granting or denying the inspection; provided, that BNYM may grant the inspection without instructions or in contravention of instructions if BNYM is advised by counsel to BNYM or the Fund that failure to do so is likely to result in liability or meaningful expense to BNYM; and provided, further, that in such event, BNYM shall endeavor to advise the Fund of such contrary advice, to the extent practicable in advance of any inspection.

(d) Upon termination of this Agreement, BNYM shall, subject to payment of all undisputed amounts due to BNYM hereunder and at the expense and direction of Atlantic, transfer to Atlantic all Fund Records in the electronic or other medium in which such material is then maintained by BNYM.

(e) BNYM and Atlantic (each a “Receiving Party”) agree to keep confidential all information disclosed by the other party (each a “Disclosing Party”), including all forms and types of financial, business, marketing, operations, technical, economic, engineering and personnel information of the Disclosing Party, whether tangible or intangible.  Notwithstanding any provision of this Agreement to the contrary, BNYM and Atlantic agree that the following information shall not be deemed confidential information: (i) information that was known to the Receiving Party before receipt thereof from or on behalf of the Disclosing Party; (ii) information that is disclosed to the Receiving Party by a third person who has a right to make such disclosure without any obligation of confidentiality to the Party seeking to enforce its rights under this Section; (iii) information that is or becomes generally known in the trade without violation of this Agreement by the Receiving Party; or (iv) information that is independently developed by the Receiving Party or its employees or affiliates without reference to the Disclosing Party’s information.

6. Standard of Care; Indemnification.

(a) Except as otherwise provided herein, BNYM shall not be liable for any costs, expenses, damages, liabilities or claims (including attorneys’ and accountants’ fees) incurred by a Atlantic, except those costs, expenses, damages, liabilities or claims arising out of BNYM’s own bad faith, negligence, wilful misconduct or reckless disregard of its duties hereunder.  In no event shall BNYM be liable to Atlantic or any third party for special, indirect or consequential damages, or lost profits or loss of business, arising under or in connection with this Agreement, even if previously informed of the possibility of such damages and regardless of the form of action.  BNYM shall not be liable for any loss, damage or expense, including counsel fees and other costs and expenses of a defense against any claim or liability, resulting from, arising out of, or in connection with its performance hereunder, including its actions or omissions, the incompleteness or inaccuracy of any specifications or other information furnished by the Fund, or for delays caused by circumstances beyond BNYM’s control, unless such loss, damage or expense arises out of BNYM’s bad faith, negligence, willful misconduct or reckless disregard of its duties hereunder.

(b) Each of Atlantic and the Fund, jointly and severally, shall indemnify and hold harmless BNYM from and against any and all costs, expenses, damages, liabilities and claims (including claims asserted by Atlantic or the Fund), and reasonable attorneys’ and accountants’ fees relating thereto, which are sustained or incurred or which may be asserted against BNYM, by reason of or as a result of any action taken or omitted to be taken by BNYM in good faith hereunder or in reliance upon (i) any law, act, regulation or interpretation of the same even though the same may thereafter have been altered, changed, amended or repealed, (ii) the Fund’s Registration Statement or Prospectuses, (iii) any instructions of Atlantic or its officers, or (iv) any opinion of outside legal counsel for BNYM or, to the extent BNYM has consulted with counsel to the Fund in accordance with 4(j), such counsel to the Fund, or arising out of transactions or other activities of the Fund or applicable Series which occurred prior to the commencement of this Agreement; provided, that Atlantic shall not indemnify BNYM for costs, expenses, damages, liabilities or claims for which BNYM is liable under 6(a).  This indemnity shall be a continuing obligation of Atlantic and the Fund, their respective successors and assigns, notwithstanding the termination of this Agreement.  Without limiting the generality of the foregoing, Atlantic and the Fund, jointly and severally, shall indemnify BNYM against and save BNYM harmless from any loss, damage or expense, including reasonable attorneys’ fees and other costs and expenses of a defense against any claim or liability, arising from any one or more of the following:

(i) Errors in records or instructions, explanations, information, specifications or documentation of any kind, as the case may be, supplied to BNYM by any third party described above or by or on behalf of Atlantic;

(ii) Action or inaction taken or omitted to be taken by BNYM pursuant to written or oral instructions of Atlantic or otherwise without negligence, willful misconduct or reckless disregard of its duties hereunder;

(iii) Any action taken or omitted to be taken by BNYM in good faith in accordance with the advice or opinion of its own external counsel or, with approval by Atlantic, counsel to the Fund or applicable Series;

(iv) Any improper use by Atlantic or its agents of any valuations or computations supplied by BNYM pursuant to this Agreement;

(v) The method of valuation of the securities and the method of computing each Series’ net asset value; provided that such valuation or computation conforms to the Series’ then effective prospectus, directions from Atlantic or the Fund and/or the valuation procedures actually provided to BNYM; or

(vi) Any valuations of securities or net asset value provided by Atlantic.

(c) Actions taken or omitted in reliance on oral or written instructions, or upon any information, order, indenture, stock certificate, power of attorney, assignment, affidavit or other instrument believed by BNYM to be genuine or bearing the signature of a person or persons believed to be authorized to sign, countersign or execute the same, or upon the opinion of legal counsel for the Fund or its own counsel, shall be conclusively presumed to have been taken or omitted in good faith.

(d) Notwithstanding any other provision contained in this Agreement, BNYM shall have no duty or obligation with respect to, including, without limitation, any duty or obligation to determine, or advise or notify Atlantic of: (a) the taxable nature of any distribution or amount received or deemed received by, or payable to, a Series; (b) the taxable nature or effect on a Series or its shareholders of any corporate actions, class actions, tax reclaims, tax refunds, or similar events; (c) the taxable nature or taxable amount of any distribution or dividend paid, payable or deemed paid, by a Series to its shareholders; or (d) the effect under any federal, state, or foreign income tax laws of a series making or not making any distribution or dividend payment, or any election with respect thereto.

7. Compensation.

For the services provided hereunder, Atlantic agrees to pay BNYM such compensation and out-of-pocket expenses as is mutually agreed from time to time, with current compensation included herein as Schedule D.  Except as hereinafter set forth, compensation shall be calculated and accrued daily and paid monthly.  BNYM shall deliver to Atlantic invoices for services rendered.  Upon termination of this Agreement before the end of any month, the compensation for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the effective date of termination of this Agreement.  For the purpose of determining compensation payable to BNYM, a Series’ net asset value shall be computed at the times and in the manner specified in the Fund’s Prospectus related to the Series.

8. Term of Agreement.

(a) This Agreement shall continue until terminated by either BNYM giving to Atlantic, or Atlantic giving to BNYM, a notice in writing specifying the date of such termination and the Series to which such termination is applicable, which date shall be not less than 90 days after the date of the giving of such notice.  Upon termination hereof, Atlantic shall pay to BNYM such compensation as may be due as of the date of such termination, and shall reimburse BNYM for any disbursements and expenses made or incurred by BNYM and payable or reimbursable hereunder.

(b) Notwithstanding the foregoing, BNYM may terminate this Agreement with respect to a Series upon 60 days prior written notice Atlantic if the Fund shall terminate its custody agreement with BNYM with respect to the Series.

9. Authorized Persons.

Attached hereto as Schedule B is a list of persons duly authorized by Atlantic to execute this Agreement and give any written or oral instructions, or written or oral specifications, by or on behalf of Atlantic.  From time to time Atlantic may deliver a new Schedule B to add or delete any person and BNYM shall be entitled to rely on the last Schedule B actually received by BNYM.

10. Amendment.

This Agreement may not be amended or modified in any manner except by a written agreement executed by BNYM and Atlantic to be bound thereby.

11. Assignment.

This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by either party without the written consent of the other party.

12. Governing Law; Consent to Jurisdiction.

This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflict of laws principles thereof.  Each of Atlantic and BNYM hereby consent to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder, and waive to the fullest extent permitted by law their right to a trial by jury.

13. Severability.

In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations shall not in any way be affected or impaired thereby, and if any provision is inapplicable to any person or circumstances, it shall nevertheless remain applicable to all other persons and circumstances.

14. No Waiver.

Each and every right granted to BNYM or Atlantic hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time.  No failure on the part of BNYM or Atlantic to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by BNYM or Atlantic of any right preclude any other or future exercise thereof or the exercise of any other right.

15. Notices.

All notices, requests, consents and other communications pursuant to this Agreement in writing shall be sent as follows:

if to a Fund, at

Atlantic Fund Administration, LLC
3 Canal Plaza, Suite #600
Portland, Maine 04101
Attention:  President
if to BNYM, at

The Bank of New York Mellon
One Wall Street
New York, New York 10286
Attention:
Title:

or at such other place as may from time to time be designated in writing.  Notices hereunder shall be effective upon receipt.

16. Parties in Interest.

Except for the Fund and each Series, which the parties acknowledge and agree are third party beneficiaries of the duties and obligations of BNYM hereunder, nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than BNYM, Atlantic and their respective affiliates, successors and permitted assigns.

17. Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts together shall constitute only one instrument.

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers and their seals to be hereunto affixed, all as of the day and year first above written.

ATLANTIC FUND ADMINISTRATION, LLC

By:/s/ Stacey Hong

Name:Stacey Hong

Title:President

THE BANK OF NEW YORK MELLON

By:/s/ Andrew Pfeiffer

Name:Andrew Pfeiffer

Title: Vice President

(Solely for purposes of Section 6(b)
FORUM ETF TRUST

By:/s/ Karen Shaw

Name:Karen Shaw

Title:Treasurer

SCHEDULE A
Series

Name of Series

Merk Hard Currency ETFsm

SCHEDULE B
Authorized Persons

I,                                      , of Atlantic Fund Administration, LLC, a Delaware limited liability company, (“Atlantic”), do hereby certify that:

The following individuals serve in the following positions with Atlantic, and each has been duly elected or appointed to each such position and qualified therefor in conformity with Atlantic’s organizational documents, and the signatures set forth opposite their respective names are their true and correct signatures.  Each such person is authorized to give written or oral instructions or written or oral specifications by or on behalf of Atlantic to The Bank of New York Mellon:

Name                                              Position                                        Signature

SCHEDULE C
Books and Records to be Maintained by Bank

I.	BNYM shall maintain the following records on a daily basis for each Series.

1.           Report of priced portfolio securities

2.           Statement of net asset value per share

3.           Cash Availability Report

Such reports and statements shall be provided to the Fund and to Atlantic at 12p.m. New York time, in each case by such means as BNYM and Atlantic may agree upon from time to time.

4.           Post-trade compliance file

Such report shall be provided to Atlantic by 5:00 a.m. New York time by such means as BNYM and Atlantic may agree upon from time to time.

5.           Net asset value Report

Such report shall be delivered to Atlantic and to Authorized Participants by _____ and ____ p.m. New York time, respectively, in each case by such means as BNYM and Atlantic may agree upon from time to time.

II.	BNYM shall maintain the following records on a monthly basis for each Series:

1.	General Ledger

2.	General Journal

3.	Cash Receipts Journal

4.	Cash Disbursements Journal

5.	Subscriptions Journal

6.	Redemptions Journal

7.	Accounts Receivable Reports

8.	Accounts Payable Reports

9.	Open Subscriptions/Redemption Reports

10.	Transaction (Securities) Journal

11.	Broker Net Trades Reports

III.	BNYM shall prepare a Holdings Ledger on a quarterly basis, and a Buy-Sell Ledger (Broker’s Ledger) on a semiannual basis for each Series.

The above reports may be printed according to any other required frequency to meet the requirements of the Internal Revenue Service, the SEC and the Series’ Auditors.

IV.	For internal control purposes, BNYM uses the Account Journals produced by The Bank of New York Custody System to record daily settlements of the following for each Series:

1.	Securities bought

2.	Securities sold

3.	Interest received

4.	Dividends received

5.	Capital stock sold

6.	Capital stock redeemed

7.	Other income and expenses

All portfolio purchases for the Fund are recorded to reflect expected maturity value and total cost including any prepaid interest.